Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127917, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649, 333-151674, 333-159414 and 333-211849 on Form S-8 and Registration Statement Nos. 333-48841, 333-46676, and 333-215430 on Form S-3 of our reports dated February 6, 2019, relating to the consolidated financial statements of Cousins Properties Incorporated and subsidiaries and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 6, 2019